FOR IMMEDIATE RELEASE	ROBERT FREIHEIT
Paxton Energy, Inc.
July 12, 2007	2533 North Carson Street, Suite 6232
Carson City, NV 89706
(775) 841-5049 Fax (775) 883-2384

Paxton Energy Announces Successful Drilling of the Cooke No. 6 Escondido Well and Extension of Letter of Intent to Acquire Producing Interests

CARSON CITY, Nevada, July 12, 2007; Newswire – Paxton Energy, Inc. (OTC:BB “PXTE”) announced today drilling results and the extension of its letter of intent to purchase additional producing interests.

Cooke Ranch No. 6 Well

The Company has been advised by the operator, Bayshore Exploration LLC, that the Cooke No. 6 well has reached a total depth of 6,671 feet in the Escondido formation. The Cooke No. 6 well was drilled by Bayshore Exploration on the 8,884 acre Cooke Ranch in La Salle County, Texas. Paxton has a 31.75% working interest in the Cooke No. 6 well and its pro-rata unit and 31.75% leasehold and working interest in the remaining Cooke Ranch acreage.

Schlumberger log analysis indicates three potential Escondido pay zones over 162 feet of gross pay at depths of from 6318 to 6480 feet, production casing was set to 6,670 feet. The log analysis further confirms the Escondido reservoir, which was discovered in the Cooke No. 3 well in 2005. The Cooke No. 3, which is a gas driven reservoir, had initial production of 188 barrels of 47.1 degree API oil and 150,000 cubic feet of high BTU gas. This well is still naturally producing from the Escondido formation after 18 months.

The Company is reviewing several new drilling locations for further expansion and development of the Cooke Ranch Escondido reserves. Current field operations are focused on work-over programs on shut-in production and re-completions. Regional weather conditions at the Cooke Ranch have significantly contributed to production issues and delays, with over 30 inches of rain reported in the last month causing major access difficulties to the well-sites and with field operations.

Extension of Letter of Intent to Acquire Producing Interests

The Company has executed an extension to its recently announced letter of intent to purchase all of the stock of a privately held corporation owning certain producing interests, principally in the East Thirteen Field, located in Frio and Dimmit Counties Texas, for $5.3 million in cash and 500,000 shares of Paxton common stock.

The letter of intent proposes the fundamental terms for the purchase by Paxton of working interests in 17 gross (nine net) producing oil and gas wells and the associated proven un-developed locations and un-drilled acreage. Paxton has the option to increase the percentage working interests to be acquired in specified wells according to an agreed pricing formula.

This transaction is subject to specified conditions, including the execution of a definitive agreement, Paxton obtaining the required financing facility, audited financial statements, legal compliance, reserve reports, and other items, all to the satisfaction of Paxton’s board of directors. The extension was necessary to allow us to complete our due diligence review and obtain audited financial statements, a reserve report and the required financing.

About Paxton Energy, Inc.

Paxton Energy, Inc. is an energy exploration and development company with minority working interests in the Cooke Ranch area of La Salle County, Texas, all operated by others. Paxton currently produces oil and gas from four gross (0.7 net) wells on its acreage. Paxton has up to 31.75% working interest in the Cooke Ranch 8,884 gross acre lease and up to 75% working interest in the Storey Ranch 2,268 gross acre area located in La Salle County, Texas.

For further information, please visit Paxton’s website at http://www.paxtonenergyinc.com or call toll free 866-972-9866:

Corporate Contact:	Investor Relations Contact
Richard Brunette	Gordon Friesen
604-821-0488	604-889-1241
rb@paxtonenergyinc.com	gordf@paxtonenergyinc.com

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS. FORWARD LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE DRILLING OR OTHER EXPLORATION OR DEVELOPMENT RESULTS, THE ACTUAL PRESENSE OR RECOVERABLITY OF ESTIMATED RESERVES, THE ABILITY TO ESTABLISH RESERVES EQUAL TO THE POTENTIAL OF EXPLORATION TARGETS, PRODUCTION AMOUNTS OR REVENUES, DRILLING AND EXPLORATION COSTS OR SCHEDULES OR SIMILAR MATTERS. THESE STATEMENTS ARE MADE UNDER THE “SAFE HARBOR” PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.